Exhibit 99.1

Garrett Motion Reports Fourth Quarter and Full Year 2018

Financial Results

Full Year 2018 Highlights

•	Net sales increased 9% to $3,375 million; up 6% organic*
•	Net income of $1,180 million, which includes a one-time tax benefit of $879 million
•	Adjusted EBITDA* increased 5% to $618 million; up 14% to $656 million excluding the impact from hedging*
•	Adjusted EBITDA margin of 18.3% in 2018; Ex-hedging impact* Adjusted EBITDA margin of 19.4%
•	Net debt to Consolidated EBITDA* decreased to 2.96x at December 31, 2018 from 3.07x at September 30, 2018

Fourth Quarter 2018 Highlights

•	Net sales decreased 1% to $799 million; up 2% organic*
•	Net income of $43 million
•	Adjusted EBITDA* increased 3% to $137 million; up 5% to $141 million excluding the impact from hedging*
•	Adjusted EBITDA margin* was 17.1%; Ex-hedging impact Adjusted EBITDA margin* of 17.6%
•	Net debt* reduced by $116 million in the quarter to $1,432 million at December 31, 2018

ROLLE, Switzerland, February 20, 2019 – Garrett Motion Inc. (NYSE: GTX), a cutting-edge technology provider that enables vehicles to become safer, more connected, efficient and environmentally friendly, today announced its fourth quarter and full year 2018 financial results.

Q4 2018	Q4 2017**	$ Millions (unless otherwise noted)	Full Year 2018**	Full Year 2017**
799	804	Net sales	3,375	3,096
627	631	Cost of goods sold	2,599	2,361
172	173	Gross profit	776	735
21.5%	21.5%	Gross profit %	23.0%	23.7%
63	69	Selling, general and administrative	249	249
137	133	Adjusted EBITDA*	618	590
17.1%	16.5%	Adjusted EBITDA margin*	18.3%	19.1%
141	134	Adjusted EBITDA—ex. hedging impact*	656	576
17.6%	16.7%	Adjusted EBITDA margin—ex. hedging impact*	19.4%	18.6%
103	104	Income before taxes	396	366
43	(1,220)	Net income (loss)	1,180	(983)
29	47	Expenditures for property, plant and equipment	95	103

Dec. 31, 2018	Sep. 30 2018	$ Millions (unless otherwise noted)	Dec. 31, 2018	Dec. 31, 2017
1,432	1,548	Net debt*	1,432	N/A
2.96x	3.07x	Net debt to consolidated EBITDA ratio*	2.96x	N/A

*	See reconciliations to the nearest GAAP measure in pages 8-11.
**	For the periods prior to the spin-off from Honeywell, the financial information is prepared under the combined basis described in our Form 10

Garrett President and CEO Olivier Rabiller commented, “Garrett delivered solid 2018 results consistent with the high-end of our previous forecast with revenue growth from new product launches well above industry growth rates, confirming the translation of our strong customer win rates into our financials. We ended 2018 with gasoline sales representing 27% of revenue in the fourth quarter and we remain on track to rebalance our portfolio by the end of 2019 when net sales from gasoline sales is expected to largely match diesel sales. Garrett also improved its Adjusted EBITDA margin, excluding hedging impacts, by 80 basis points for the year due to ongoing cost control and productivity initiatives. Our solid cash generation has already enabled us to reduce debt and begin to deleverage our financial profile, providing a strong start upon completion of our initial quarter as an independent company.”

Mr. Rabiller added, “We remain well positioned for future growth as we continue to benefit from our global scale and develop the next generation of technology focused on electrification and software. By working closely with our customers, we can accelerate our differentiated technology solutions to the market and help solve their challenges by redefining and advancing motion.”

2019 Outlook

For the full year 2019, Garrett expects to be between 2% and 4% in organic growth in net sales, and between $630 million and $650 million in Adjusted EBITDA, (as compared to Adjusted EBITDA of $618 million in 2018 on a comparable basis) assuming current foreign exchange rates. We are also targeting Adjusted Levered Free Cash Flow conversion in 2019 between 55% and 60%. The rebalancing of Garrett’s portfolio towards gasoline products continues and our gasoline business is expected to be at similar levels by the end of 2019.

Results of Operations

Net sales for full year 2018 were $3,375 million, an increase of 9.0% from $3,096 million in 2017. On an organic basis, net sales for the year increased approximately 6%. The increase in net sales for 2018 was primarily driven by growth in light vehicles OEM products of approximately $220 million, along with growth in commercial vehicle and aftermarket products. Light vehicles OEM product growth was primarily driven by higher gasoline volumes in Europe, China, North America, and South Korea, resulting from increased turbocharger penetration in gasoline engines and new product launches. Additionally, there were increased diesel volumes in China and Japan. For the fourth quarter 2018, net sales of $799 million were essentially flat compared to $804 million in the fourth quarter 2017.

Cost of goods sold for full year 2018 was $2,599 million, compared to $2,361 million in 2017. The increase was primarily driven by more direct material costs and labor stemming from higher volumes. In addition, research and development expenses were $128 million versus $119 million in 2017. For the fourth quarter of 2018, the cost of goods sold was $627 million versus $631 million in the fourth quarter of 2017. Research and development expenses were $32 million in the fourth quarter of 2018 as compared to $30 million in the year-earlier period.

Gross profit percentage for full year 2018 of 23.0% decreased from 23.7% in 2017 primarily due to the impact from product mix and pricing as well as inflation, partially offset by higher productivity. For the fourth quarter of 2018, gross profit percentage of 21.5% was the same compared to the year-earlier period.

Selling, general and administrative (SG&A) expenses for full year 2018 totaled $249 million, as compared to $249 million in 2017. As a percentage of net sales, SG&A for the year declined to 7.4% from 8.0% in 2017, primarily due to greater operating leverage. For the fourth quarter of 2018, SG&A decreased to $63 million from $69 million in the year-earlier period. As a percentage of net sales, SG&A declined to 7.9% from 8.6% in the fourth quarter of 2017.

Other expenses - net for full year 2018 declined to $120 million from $130 million in 2017. Following Garrett’s spin-off in 2018, the company recognized a $16 million benefit related to the estimated indemnification obligation to Honeywell. For the fourth quarter of 2018, other expenses, net totaled ($12) million versus $1 million in the year-earlier period.

Income before taxes for full year 2018 was $396 million, an increase of 8% from $366 million in 2017. For the fourth quarter of 2018, income before taxes was $103 million as compared to $104 million in the fourth quarter of 2017.

Net income for full year 2018 was $1,180 million, as compared to a loss of $983 million in 2017, and includes a one-time tax benefit of $879 million. The 2018 tax benefit was primarily from internal restructuring of Garrett’s business in advance of the spin-off attributable to currency impacts for withholding taxes on undistributed foreign earnings, partially offset by adjustments to the provisional tax amount related to the U.S. tax reform. For the fourth quarter of 2018, net income was $43 million, which includes a tax expense of $60 million, as compared to a net loss of $1,220 million, inclusive of a tax expense of $1,324 million, in the fourth quarter of 2017.

Earnings per share was $15.93 and $15.86 per basic and diluted share, respectively in 2018 as compared to a loss of ($13.27) per basic and diluted share in 2017. The weighted average number of common shares outstanding was 74,059,240 for basic shares and 74,402,148 for diluted shares in 2018, and 74,070,852 for both basic and diluted shares in 2017.

Expenditures for Property, Plant and Equipment for full year 2018 totaled $95 million compared to $103 million in 2017. For the fourth quarter of 2018, capital expenditures were $29 million versus $47 million in the year-earlier period.

Liquidity and Capital Resources

As of December 31, 2018, Garrett had approximately $689 million in available liquidity, including $196 million in cash and cash equivalents and $493 million available under its revolving credit facility, representing an increase of $92 million in available liquidity since September 30, 2018.

As of December 31, 2018, net debt totaled $1,432 million compared to $1,548 million as of September 30, 2018, a reduction of approximately $116 million. During the fourth quarter 2018, Garrett fully repaid the $98 million related party note and slightly reduced Net Debt to Consolidated EBITDA (as defined in the Credit Agreement) from 3.07x to 2.96x. The weighted average stated interest rate was 3.1% as of December 31, 2018, and Garrett has no significant debt maturities until 2023.

Non-GAAP Measures

Adjusted EBITDA for full year 2018 increased 5% to $618 million from $590 million in 2017. Excluding the impact of gains or losses from currency hedging activities, Adjusted EBITDA increased 14% to $656 million from $576 million in 2017, primarily due to higher volumes associated with new product launches.

For the fourth quarter of 2018, Adjusted EBITDA increased 3% to $137 million from $133 million in the same period in 2017. Excluding the impact of gains or losses from currency hedging activities, Adjusted EBITDA increased 5% to $141 million from $134 million in the prior year.

For the full year 2018, cash flow provided by operations minus capital expenditures was $278 million.

Material Weakness in Internal Control Over Financial Reporting

In accordance with the terms of our Indemnification and Reimbursement Agreement with Honeywell, our Consolidated and Combined Balance Sheets reflect a liability of $1,244 million in Obligations payable to Honeywell as of December 31, 2018, (the “Indemnification Liability”). The amount of the Indemnification Liability is based on information provided to us by Honeywell with respect to Honeywell’s assessment of its own asbestos-related liability payments and accounts payable as of such date and is calculated in accordance with the terms of the Indemnification and Reimbursement Agreement. Honeywell estimates its future liability for asbestos-related claims based on a number of factors.

In the course of preparing our Annual Report on Form 10-K and our Consolidated and Combined Financial Statements for the year ended December 31, 2018, our management determined that there is a material weakness in our internal control over financial reporting relating to the supporting evidence for our liability to Honeywell under the Indemnification and Reimbursement Agreement. Specifically, we were unable to independently verify the accuracy of the certain information Honeywell provided to us that we used to calculate the amount of our Indemnification Liability, including information provided in Honeywell’s actuary report and the amounts of settlement values and insurance receivables. For example, Honeywell did not provide us with sufficient information to make an independent assessment of the probable outcome of the underlying asbestos proceedings and whether certain insurance receivables are recoverable.

We are working to obtain additional information about the Indemnification Liability through a dialogue and iterative process with Honeywell. We are still engaged in that process, and it remains a high priority for the Company.

Conference Call

Garrett will host a conference call on Wednesday, February 20, 2019 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-888-317-6016 and the dial-in number for international callers is +1-412-317-6016. The access code for all callers is 10128448. A live webcast and related slide presentation will also be available at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through March 6, 2019 by dialing +1- 877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 10128448. The webcast will also be archived on Garrett’s website.

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our anticipated financial performance, the rebalancing of our portfolio, projections and explanations regarding our technology solutions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to risks relating to the completion of the audit of our annual financial statements; and those described in our Registration Statement on Form 10 and quarterly report on Form 10Q for the quarter ended September 30, 2018, as well as our other filings with the Securities and Exchange Commission, under such headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes EBIT, EBITDA, Adjusted EBITDA, Adjusted EBITDA minus CAPEX, Adjusted EBIT, Adjusted EBITDA excluding hedging impact, Net Debt, Net Debt to Consolidated EBITDA, Consolidated Debt to Consolidated EBITDA, Adjusted Unlevered Free Cash Flow, Adjusted Levered Free Cash Flow, Levered Free Cash Flow, Consolidated EBITDA, Consolidated EBITDA excluding Honeywell indemnity obligation; Adjusted EBITDA Margin, Adjusted EBITDA margin excluding hedging impact, Consolidated EBITDA Margin, Adjusted EBIT Margin, Consolidated EBITDA excluding Honeywell indemnity obligation Margin, Cash flow from operations minus capital expenditures, organic sales growth and other financial measures not compliant with generally accepted accounting principles in the United States (“GAAP”). The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA, Adjusted EBITDA Margin (both including and excluding hedging impacts), Consolidated EBITDA, Consolidated EBITDA Margin, and Adjusted EBIT are important indicators of operating performance because they exclude the effects of income taxes and certain other expenses, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Combined Financial Statements, see our Form 10 and quarterly report on Form 10Q for the quarter ended September 30, 2018.

Additional disclaimers

Prior to Garrett’s spin-off from Honeywell on October 1, 2018, Garrett’s historical financial statements were prepared on a stand–alone basis and derived from the consolidated financial statements and accounting records of Honeywell. Accordingly, for periods prior to October 1, 2018, our financial statements are presented on a combined basis and for the periods subsequent to October 1, 2018 are presented on a consolidated basis (collectively, the historical financial statements for all periods presented are referred to as “Consolidated and Combined Financial Statements”). The Consolidated and Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our consolidated and combined results of operations, financial condition and cash flows would have been had the business operated as a separate, publicly traded company during the periods presented, particularly because of changes that we have experienced and expect to continue to experience in the future as a result of our separation from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our business.

About Garrett Motion Inc.

Garrett Motion (www.garrettmotion.com) is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more news and information on Garrett, please visit www.garrettmotion.com/news.

Contacts:
MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
+1 973 867-7014	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in millions)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net sales	799	804	3,375	3,096
Cost of goods sold	627	631	2,599	2,361

Gross profit	172	173	776	735

Selling, general and administrative expenses	63	69	249	249
Other expense, net	(12)	1	120	130
Interest expense	16	3	19	8
Non-operating (income) expense	2	(4)	(8)	(18)

Income before taxes	103	104	396	366

Tax (benefit) expense	60	1,324	(784)	1,349

Net income (loss)	43	(1,220)	1,180	(983)
Earnings (losses) per common share
Basic	$0.58	$(16.47)	$15.93	$(13.27)
Diluted	$0.57	$(16.47)	$15.86	$(13.27)

Weighted average common shares outstanding
Basic	74,024,277	74,070,852	74,059,240	74,070,852
Diluted	75,390,813	74,070,852	74,402,148	74,070,852

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)	Years Ended December 31,
	2018	2017
Net income (loss)	$1,180	$(983)
Foreign exchange translation adjustment	(198)	72
Defined benefit pension plan adjustment, net of tax	(1)	—
Changes in fair value of effective cash flow hedges, net of tax	35	(77)
Changes in currency basis reserve	(1)	—

Total other comprehensive (loss) income, net of tax	(165)	(5)

Comprehensive income (loss)	$1,015	$(988)

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	December 31,
	2018	2017
	($ in millions)
ASSETS
Current assets:
Cash and cash equivalents	$196	$300
Accounts, notes and other receivables—net	750	745
Inventories—net	172	188
Due from related parties, current	—	530
Other current assets	71	321

Total current assets	1,189	2,084
Due from related parties, non-current	—	23
Investments and long-term receivables	39	38
Property, plant and equipment—net	438	442
Goodwill	193	193
Insurance recoveries for asbestos-related liabilities	—	174
Deferred income taxes	165	41
Other assets	80	2

Total assets	$2,104	$2,997

LIABILITIES
Current liabilities:
Accounts payable	$916	$860
Due to related parties, current	—	1,117
Current Maturities of long-term debt	23	—
Obligations payable to Honeywell, current	127	—
Accrued liabilities	426	571

Total current liabilities	1,492	2,548
Long-term debt	1,569	—
Deferred income taxes	27	956
Obligations payable to Honeywell	1,399	—
Asbestos-related liabilities	1	1,527
Other liabilities	209	161

Total liabilities	$4,697	$5,192

COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common stock, par value $0.001; 400,000,000 shares authorized, 74,070,852 issued and 74,019,825 outstanding	—	—
Additional paid-in capital	5	—
Retained Earnings	(2,671)	—
Invested equity (deficit)	—	(2,433)
Accumulated other comprehensive income	73	238

Total stockholders’ deficit	(2,593)	(2,195)

Total liabilities and stockholders’ deficit	$2,104	$2,997

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31		Years Ended December 31
($ in millions)	2018	2017	2018	2017
Cash flows from operating activities:
Net (loss) income	43	(1,220)	1,180	(983)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	3	973	(905)	973
Depreciation and amortization	19	17	72	64
Foreign exchange (gain) loss	5	(3)	15	(24)
Stock compensation expense	5	3	21	15
Pension expense	3	2	10	9
Other	33	—	39	(2)
Changes in assets and liabilities:
Accounts, notes and other receivables	12	(8)	(30)	(42)
Receivables from related parties	—	(3)	57	—
Inventories	9	(9)	2	(46)
Other assets	(44)	1	(46)	1
Accounts payable	69	96	63	88
Payables to related parties	—	38	(50)	32
Accrued liabilities	106	(1)	49	41
Obligations payable to Honeywell	(76)	—	(76)	—
Asbestos-related liabilities	(2)	(64)	(1)	(69)
Other liabilities	(52)	15	(27)	14

Net cash provided by (used for) operating activities	133	(163)	373	71

Cash flows from investing activities:
Expenditures for property, plant and equipment	(29)	(47)	(95)	(103)
Issuance of related party notes receivables	—	—	—	—
Proceeds from related party notes receivables	—	(1)	—	66
Increase in marketable securities	—	(111)	(21)	(651)
Decrease in marketable securities	—	181	312	712
Other	(4)	3	(4)	6

Net cash provided by (used for) investing activities	(33)	25	192	30

Cash flows from financing activities:
Net increase in Invested deficit	—	232	(1,493)	(19)
Proceeds from revolving credit facility	331	—	331	—
Payments of revolving credit facility	(331)	—	(331)	—
Proceeds from issuance of long-term debt	—	—	1,631	—
Payments of long-term debt	(6)	—	(6)	—
Proceeds for related party notes payable	—	344	—	671
Payments related to related party notes payable	—	(344)	(493)	(670)
Net change to cash pooling and short-term notes	(99)	9	(300)	78
Other	3	—	3	—

Net cash provided by (used for) financing activities	(102)	241	(658)	60

Effect of foreign exchange rate changes on cash and cash equivalents	1	10	(11)	20

Net increase (decrease) in cash and cash equivalents	(1)	113	(104)	181

Cash and cash equivalents at beginning of period	197	—	300	119

Cash and cash equivalents at end of period	$196	$113	$196	300

Reconciliation of Net Income to Adjusted EBITDA

($ in millions)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net income (loss)—GAAP	43	(1,220)	1,180	(983)
Tax (benefit) expense	60	1,324	(784)	1,349

Profit before taxes	103	104	396	366
Net interest (income) expense	16	(1)	12	(6)
Depreciation	19	17	72	64

EBITDA (Non-GAAP)	137	120	480	424

Other operating expenses, net (asbestos and environmental expenses) (2)	(12)	1	120	130
Non-operating (income) expense (3)	—	1	(4)	1
Stock compensation expense (4)	5	3	21	15
Repositioning charges (5)	—	8	2	20
Non-recurring Spin-Off Costs (6)	6	—	6	—
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	1	—	(7)	—

Adjusted EBITDA (Non-GAAP)	137	133	618	590

Adjusted EBITDA Margin (Non-GAAP) % (1)	17.1%	16.5%	18.3%	19.1%
FX Hedging (gain) / loss (net)	4	1	38	(14)
Adjusted EBITDA Excluding FX Hedging (gain) / loss net (Non-GAAP)	141	134	656	576

Adjusted EBITDA Margin, Excl. FX Hedging (Non-GAAP) % (1)	16.7%	17.6%	19.4%	18.6%
Honeywell Indemnity Obligation payment	(41)	(44)	(172)	(175)
Additional pro forma standalone costs (7)	—	6	(1)	9
Pro Forma impact on cash paid to customers to be capitalized vs expensed	—	2	—	10

Other non-recurring, non-cash expense	2	26	2	28

Consolidated EBITDA	101	124	484	448

Add. Honeywell Indemnity Obligation Payment	41	44	172	175

Consolidated EBITDA (excl. Honeywell indemnity obligation) (non-GAAP)	142	168	656	623

Consolidated EBITDA % margin (excl. Honeywell indemnity obligation) (non-GAAP) (1)	17.8%	20.9%	19.4%	20.1%

(1)

Adjusted EBITDA Margin, Adjusted EBITDA Margin Excluding FX hedging and Consolidated EBITDA % margin (excluding Honeywell indemnity obligation) represent Adjusted EBITDA, Adjusted EBITDA Excluding FX hedging and Consolidated EBITDA (excluding Honeywell indemnity obligation) as a percentage of net sales, respectively.

(2)

For periods prior to the Spin-Off, we reflect an estimated liability for resolution of pending and future asbestos-related and environmental liabilities primarily related to the Bendix legacy Honeywell business, calculated as if we were responsible for 100% of the Bendix asbestos-liability payments. We recognized a liability for any asbestos-related contingency that was probable of occurrence and reasonably estimable. In connection with the recognition of liabilities for asbestos-related matters, we recorded asbestos-related insurance recoveries that are deemed probable. In periods subsequent to the Spin-Off, the accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Indemnification and Reimbursement Agreement with Honeywell entered into on September 12, 2018, under which we are required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities.

(3)	Non-operating (income) expense adjustment excludes net interest (income), pension expense, equity income of affiliates, and the impact of foreign exchange.

(4)	Stock compensation expense adjustment includes only non-cash expenses.

(5)	Repositioning charges adjustment primarily includes severance costs, related to restructuring projects to improve future productivity.

(6)

Non-recurring Spin-Off costs adjustment primarily include one-time costs incurred for the set-up of the IT, Legal, Finance, Communications and HR functions after the Spin-Off from Honeywell on October 1, 2018.

(7)	Incremental costs above Corporate allocations already included in Adjusted EBITDA based on standalone assessment.

Reconciliation of Adjusted EBITDA Minus Capital Expenditures as % of Adjusted EBITDA

($ in millions)

	3 months ended	3 months ended	Year ended	Year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Adjusted EBITDA	$137	$133	$618	$590

CAPEX (Expenditures for property, plant and equipment)	($29)	($47)	($95)	($103)

Adjusted EBITDA minus CAPEX	$108	$86	$523	$487

Adjusted EBITDA minus CAPEX as % of Adjusted EBITDA	79%	65%	85%	83%

Reconciliation of Net Income to Adjusted EBIT

($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net income (loss) – GAAP	43	(1,220)	1,180	(983)
Tax (benefit) expense	60	1,324	(784)	1,349

Profit before taxes	103	104	396	366
Net interest (income) expense	16	(1)	12	(6)

EBIT (Non-GAAP)	118	104	408	360

Other operating expenses, net (asbestos and environmental expenses)	(12)	1	120	130
Non-operating (income) expense	—	1	(4)	1
Stock compensation expense	5	3	21	15
Repositioning charges	—	7	2	20
Non-recurring Spin-Off Costs	6	—	6	—
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	1	—	(7)	—

Adjusted EBIT	118	116	546	527

Adjusted EBIT Margin % (1)	14.8%	14.4%	16.2%	17.0%
FX Hedging (gain) / loss (net)	1	4	38	(14)

Adjusted EBIT Excluding FX Hedging (gain) / loss net (Non-GAAP)	118	123	584	513

Adjusted EBIT Excluding FX Hedging Margin (Non-GAAP) % (1)	14.7%	15.4%	17.3%	16.6%

(1)	Adjusted EBIT Margin and Adjusted EBIT Margin Excluding FX hedging represent Adjusted EBIT, Adjusted EBIT Excluding FX hedging as a percentage of net sales, respectively.

Reconciliation of Organic Sales % Change

	3 months ended		3 months ended		Year ended		Year ended
	December 31, 2018		December 31, 2017		December 31, 2018		December 31, 2017
Garrett
Reported sales % change	(1%	)	10%		9%		3%
Less: Foreign currency translation	(3%	)	5%		3%		1%

Organic sales % change	2%		5%		6%		3%

Gasoline
Reported sales % change	9%		11%		26%		8%
Less: Foreign currency translation	(3%	)	5%		4%		0%

Organic sales % change	12%		6%		22%		7%

Diesel
Reported sales % change	(6%	)	7%		3%		(6%	)
Less: Foreign currency translation	(3%	)	7%		4%		1%

Organic sales % change	(4%	)	0%		(1%	)	(7%	)

Commercial vehicles
Reported sales % change	(1%	)	24%		10%		25%
Less: Foreign currency translation	(2%	)	3%		2%		(0%	)

Organic sales % change	1%		21%		8%		25%

Aftermarket and other sales
Reported sales % change	4%		0%		2%		1%
Less: Foreign currency translation	(2%	)	3%		2%		1%

Organic sales % change	6%		(3%	)	0%		0%

Reconciliation of Cash flow from operations less Expenditures for property, plant and equipment

	3 months ended	3 months ended	Year ended	Year ended
($ in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net cash provided by (used for) operating activities	$133	($163)	$373	$71
Expenditures for property, plant and equipment	($29)	($47)	($95)	($103)

Cash flow from operations less Expenditures for property plant and equipment	$104	($210)	$278	($32)

Reconciliation of Net Debt to Consolidated EBITDA, and Consolidated Debt to Consolidated EBITDA

($ in millions)	December 31, 2018	September 30, 2018
Secured Debt	1,227	1,241
Revolving Cash Facility	—	—
Unsecured Debt	401	406

Term Debt	1,628	1,647
Net Debt Related Hedge Obligations	(19)	(12)

Consolidated Debt	1,609	1,635

Term Debt	1,628	1,647
Related Party Note	—	98
Cash and Cash Equivalent	(196)	(197)

Net Debt	1,432	1,548

Consolidated EBITDA (last 12 months)	484	505

Net Debt to Consolidated EBITDA	2.96x	3.07x

Consolidated Debt to Consolidated EBITDA	3.33x	3.24x

Reconciliation of Net Income (Loss) – GAAP to Adjusted EBITDA, Adjusted Unlevered, Adjusted Levered and Levered Free Cash Flow (FCF)

($ in millions)	Three months ended December 31, 2018
Net Income (Loss) – GAAP	43
Tax (benefit) expense	60

Profit Before Taxes	103
Net interest (income) expense	16
Depreciation	19

EBITDA (Non-GAAP)	137
Other operating expenses, net (asbestos and environmental expenses)	(12)
Non-operating (income) expense	(0)
Stock compensation expense	5
Repositioning charges	(0)
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	1
Non-recurring Spin-Off Costs	6

Adjusted EBITDA (Non-GAAP) included in Form 10	137

Change in Working Capital	90
Taxes (without MTT)	(11)

Expenditures for Property, Plant and Equipment	(29)
Other	(15)

Adjusted Unlevered FCF	172

Interests	(8)

Adjusted Levered FCF	164

Indemnity Obligation & MTT to HON	(60)

Levered FCF	104